Exhibit 107.1

Form S-8

(Form Type)

VIRIDIAN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, to be issued under the Viridian Therapeutics, Inc. 2016 Employee Stock Purchase Plan (the “2016 ESPP Plan”)	Other(2)	539,861	$18.37(2)	$9,914,548(2)	$147.60 per $1,000,000	$1,463.39

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on September 1, 2023	Other(3)	31,000	$19.11(3)	$592,410	$147.60 per $1,000,000	$87.44

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on September 1, 2023	Other(3)	75,000	$19.11(3)	$1,433,250	$147.60 per $1,000,000	$211.55

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on October 30, 2023	Other(3)	1,259,400	$13.02(3)	$16,397,388	$147.60 per $1,000,000	$2,420.25

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on October 30, 2023	Other(3)	474,400	$13.02(3)	$6,176,688	$147.60 per $1,000,000	$911.68

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on October 30, 2023	Other(3)	206,200	$13.02(3)	$2,684,724	$147.60 per $1,000,000	$396.27

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on October 30, 2023	Other(3)	62,000	$13.02(3)	$807,240	$147.60 per $1,000,000	$119.15

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on November 1, 2023	Other(3)	62,000	$12.60(3)	$781,200	$147.60 per $1,000,000	$115.31

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on January 2, 2024	Other(3)	62,000	$22.35(3)	$1,385,700	$147.60 per $1,000,000	$204.53

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on February 1, 2024	Other(3)	30,000	$20.00(3)	$600,000	$147.60 per $1,000,000	$88.56

Total Offering Amounts					$40,773,148		$6,018.13

Total Fee Offsets							$0.00

Net Fee Due							$6,018.13

(1)

Represents (i) 539,861 shares of common stock of Viridian Therapeutics, Inc. (the “Registrant”) issuable through the 2016 ESPP Plan; (ii) 2,262,000 shares of common stock of the Company issuable pursuant to the Stock Option Inducement Awards granted on September 1, 2023, October 30, 2023, November 1, 2023, January 2, 2024 and February 1, 2024. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of common stock of the Registrant in respect of the securities identified in the above table that may become issuable through the 2016 ESPP Plan and the Stock Option Inducement Awards as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of the Company on The Nasdaq Capital Market on February 23, 2024, within five business days prior to filing.

(3)	Based on the exercise price on the date of grant.